Exhibit 2.3
FORM OF TENDER AND VOTING AGREEMENT
     This TENDER AND VOTING AGREEMENT (this “Agreement”) dated September 20, 2009, among Dell Inc., a Delaware corporation (“Parent”), DII – Holdings Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), [STOCKHOLDER] (“Stockholder”), and Perot Systems Corporation, a Delaware corporation (“Company”).
     WHEREAS, concurrently herewith, Parent, Merger Sub and the Company are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the “Merger Agreement), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”);
     WHEREAS, in furtherance of the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub has agreed to commence an offer to purchase for cash all of the issued and outstanding shares of the Common Stock, including all of the outstanding Shares Beneficially Owned by Stockholder; and
     WHEREAS, as a condition and material inducement to entering into the Merger Agreement, Parent and Merger Sub have required that Stockholder agrees, and Stockholder has agreed, to enter into this Agreement.
     NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
     1. Definitions. For purposes of this Agreement:
          (a) “Beneficially Own” or “Beneficial Ownership” with respect to any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act and Rule 13d-5(b)(1) under the Exchange Act.
          (b) Capitalized terms used and not defined herein and defined in the Merger Agreement have the respective meanings ascribed to such terms in the Merger Agreement notwithstanding any termination of the Merger Agreement.
     2. Tender of Shares.
          (a) Stockholder hereby agrees to validly tender or cause to be tendered to Merger Sub pursuant to and in accordance with the terms of the Offer, not later than the 5th Business Day after commencement of the Offer pursuant to Section 1.1 of the Merger Agreement and Rule 14d-2 under the Exchange Act, the number of outstanding shares of Common Stock set forth on Schedule I hereto (the “Existing Shares”), and not to withdraw the Existing Shares, or cause the Existing Shares to be withdrawn, from the Offer at any time (except following the termination or expiration of the Offer without Merger Sub purchasing all shares of Common Stock tendered pursuant to the Offer in accordance with its terms). If Stockholder acquires record ownership of any outstanding shares of Common Stock after the date hereof and prior to the termination of this Agreement, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution or otherwise (together with the Existing Shares, the “Shares”), Stockholder shall validly tender or cause to be tendered to Merger Sub pursuant to and in accordance with the Offer, not later than the 5th Business Day after commencement of the Offer pursuant to Section 1 of the Merger Agreement and Rule 14d-2 of the Exchange Act or, if acquired later than such time, on or before the 5th Business Day after such acquisition but in any event prior to the Expiration Date and not withdraw such Shares, or cause such Shares to be withdrawn, from the Offer at any time (except following the termination or expiration of the Offer without Merger Sub purchasing all shares of Common Stock tendered pursuant to the Offer in accordance with its terms). Notwithstanding anything in this Agreement to the contrary, nothing herein shall require Stockholder to exercise any option to purchase shares of Common Stock or to tender any securities not outstanding at the relevant time. Stockholder acknowledges that his, her or its obligations to tender or cause to be tendered, and not to withdraw or cause to be withdrawn, the Shares to Merger Sub contained herein require Stockholder to tender the Shares to Merger Sub in the event that Parent or Merger Sub adjust the terms and conditions of the Merger Agreement in response to a Superior Proposal pursuant to Parent’s and Merger Sub’s “match” rights under Section 5.3(c) of the Merger Agreement; provided, that following any such adjustment to the Merger Agreement (1) the terms and conditions of the Offer shall be no less favorable to Stockholder than as described in the Merger Agreement on the date hereof and (2) the consideration paid to the Stockholder for Shares tendered in the Offer is the highest consideration paid to any other holder of Common Stock for shares of Common Stock tendered in the Offer; provided further, that the Stockholder’s obligations to tender or cause to be tendered, and not to withdraw or cause to be withdrawn, the Shares shall cease to be binding on the Stockholder in the event that Parent or Merger Sub adjusts the terms and conditions of the Merger Agreement in any way other than as provided in items (1) and (2) of the foregoing proviso. Notwithstanding anything in this Agreement to the contrary, any shares acquired by Stockholder after the date hereof and prior to the termination of this Agreement from any Person who is obligated under an agreement among such Person, Parent and Merger Sub, which Agreement is substantially similar to this Agreement (a “Parallel Agreement”) that do not constitute “Shares” under such Parallel Agreement shall not constitute Shares under this Agreement for any purpose.
          (b) Stockholder hereby acknowledges and agrees that the obligation of Merger Sub to accept for payment and pay for any Shares in the Offer, including the Shares Beneficially Owned by Stockholder, shall be subject to the terms and conditions of the Offer.
          (c) Parent and Merger Sub shall return to Stockholder all materials tendered by Stockholder to Merger Sub, promptly after the termination or expiration of the Offer without Merger Sub purchasing all Shares of Common Stock tendered pursuant to the Offer in accordance with its terms.
          (d) Stockholder hereby agrees to permit Parent and Merger Sub to publish and disclose in the Offer Documents, and, if Company Stockholder Approval is required under applicable Law, the Proxy Statement (including all documents and schedules filed with the SEC), his, her or its identity and ownership of Common Stock and the nature of his, her or its obligations, commitments, arrangements and understandings under this Agreement.
     3. Provisions Concerning Company Common Stock.
          (a) Except as otherwise agreed to in writing by Parent in advance, during the term of this Agreement, the Stockholder irrevocably agrees to vote (or cause to be voted) the Shares, whether currently owned or hereafter acquired, at any meeting of the holders of Common Stock, however called, or in connection with any written consent of the holders of Common Stock: (i) in favor of the adoption of the Merger Agreement and the approval of the terms thereof, the approval of the Merger and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof; (ii) against the following actions, agreements or transactions (other than the Merger, and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its Subsidiaries, (B) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its Subsidiaries, (C) (1) any change in a majority of the persons who constitute the Board of Directors, (2) any change in the present capitalization of the Company or any amendment of the Certificate of Incorporation or Bylaws, (3) any other material change in the Company’s corporate structure or business, or (4) any other action which, in the case of each of the matters referred to in clauses (C) (1), (2) or (3) is intended or could reasonably be expected to impede, interfere with, delay, postpone, discourage, frustrate the purpose of or adversely affect the Merger or the other transactions contemplated by this Agreement and the Merger Agreement. Stockholder shall not enter into any Contract with any Person, the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Section 3.
          (b) Nothing contained in this Agreement shall in any way restrict or limit the Stockholder from taking (or omitting to take) any action in his or her capacity as a director or officer of the Company or otherwise fulfilling his or her fiduciary obligations as a director or officer of the Company.
     4. Other Covenants, Representations and Warranties. As of the date of this Agreement, Stockholder hereby represents, warrants, covenants and agrees as follows:
          (a) Ownership of Shares. Stockholder is the record and Beneficial Owner of the number of Shares set forth on Schedule I hereof. Stockholder has good, valid and marketable title to the Existing Shares and, immediately prior to the transfer of Shares to Merger Sub in the Offer will have good, valid and marketable title to the Shares, in each case, free and clear of all Encumbrances (other than Encumbrances created by the Merger Agreement or this Agreement and other than restrictions on transfer under applicable securities laws). Without limiting the foregoing, Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 2 and 3 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to enter into and perform all of his, her or its obligations under this Agreement, in each case, with respect to all of the Existing

Shares set forth on Schedule I hereto, with no limitations, qualifications or restrictions on such rights. If Stockholder acquires Beneficial Ownership but not record ownership, of any outstanding shares of Common Stock after the date hereof and prior to the termination of this Agreement, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend or distribution or otherwise, Stockholder shall (i) on or prior to the acquisition of Beneficial Ownership of such shares or, if later, as soon as practicable after Stockholder has actual knowledge that Stockholder has acquired Beneficial Ownership thereof, direct and use commercially reasonable efforts to cause the record owner of such shares to agree in writing to be bound by the terms hereof, in form and substance reasonably satisfactory to Parent and (ii) direct and use commercially reasonable efforts to cause the record owner of such shares to (1) validly tender such shares to Merger Sub pursuant to and in accordance with the terms of the Offer, and not to withdraw such shares from the Offer, at the time or times and in the same manner as provided for the Shares in Section 2(a), and (2) vote such shares in the same manner as provided for the Shares in Section 3(a). The foregoing sentence shall not apply to any shares acquired by Stockholder after the date hereof and prior to the termination of this Agreement from any Person who is obligated under a Parallel Agreement that do not constitute “Shares” under such Parallel Agreement.
          (b) Power; Binding Agreement. Stockholder has the full legal capacity, power and authority to enter into and perform all of Stockholder’s obligations under this Agreement. The execution, delivery and performance of this Agreement by Stockholder will not violate any other agreement to which Stockholder is a party including any voting agreement, stockholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and other laws relating to creditors’ rights and to general principles of equity. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Stockholder is Trustee whose consent is required for the execution and delivery of this Agreement or the consummation by Stockholder of the transactions contemplated hereby. If Stockholder is married and Stockholder’s Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, Stockholder’s spouse, enforceable against such person in accordance with its terms.
          (c) No Conflicts. Except for filings under the HSR Act or any other Antitrust Laws, if applicable, (i) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of any applicable organizational documents of Stockholder, if any, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any Contract or other instrument or obligation of any kind to which Stockholder is a party or by which Stockholder or any of Stockholder’s properties or assets may be bound, or (C) violate any Law or Order applicable to Stockholder or any of Stockholder’s properties or assets.
          (d) No Encumbrances. Except as applicable in connection with the transactions contemplated by Section 2 hereof, Stockholder’s Shares and any certificates representing such Shares are now, and at all times during the term of this Agreement will be, held by Stockholder, or by a nominee or custodian for the benefit of Stockholder, free and clear of all Encumbrances, proxies, voting trusts or agreements, understandings or arrangements, except for any such Encumbrances, proxies, voting trusts or agreements, understandings or arrangements arising hereunder.
          (e) No Finder’s Fees. No broker, investment banker, financial adviser or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission from Stockholder in connection with the transactions contemplated hereby based upon arrangements made by Stockholder.
          (f) No Solicitation. Stockholder shall not, in his, her or its capacity as such, directly or indirectly, solicit, initiate, endorse or knowingly take any actions to encourage or facilitate (including by way of furnishing non-public information) any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal or any inquiry, proposal or offer that is reasonably likely to result in an Acquisition Proposal, except as permitted by Section 5.3 of the Merger Agreement. If Stockholder receives any such inquiry or proposal, then Stockholder shall promptly advise the Company of the existence thereof. Stockholder will immediately cease and cause to be terminated all existing discussions or negotiations with any Person (other than Parent and its affiliates) conducted by Stockholder heretofore with respect to any Acquisition Proposal.
          (g) Restrictions on Transfer, Proxies and Non-interference. Except as applicable in connection with the transactions contemplated by Section 2 hereof, Stockholder shall not, directly or indirectly: (i) except (A) as contemplated by this Agreement and (B) for transfers to Stockholder’s family or trusts established for the benefit of members of Stockholder’s family (provided that the transferee of such shares agrees in writing to be bound by the terms hereof in form and substance satisfactory to Parent), offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any Contract or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, trade, pledge, encumbrance, assignment or other disposition of, any or all of the Shares or any interest therein; (ii) except as contemplated by this Agreement, grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing Stockholder’s obligations under this Agreement.
          (h) Waiver of Appraisal Rights. Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that Stockholder may have.
          (i) Reliance on Agreement. Stockholder understands and acknowledges that Parent is entering into, and causing Merger Sub to enter into, the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement and acknowledges that this Agreement is granted in consideration for the execution and delivery of the Merger Agreement by Parent and Merger Sub.
     5. Parent and Merger Sub Representations and Warranties. As of the date of this Agreement, Parent and Merger Sub each hereby represent and warrant as follows:
          (a) Power; Binding Agreement. Parent and Merger Sub each has the full legal capacity, power and authority to enter into and perform all of Parent’s and Merger Sub’s respective obligations under this Agreement. The execution, delivery and performance of this Agreement by Parent and Merger Sub will not violate any other agreement to which Parent or Merger Sub is a party. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and other laws relating to creditors’ rights and to general principles of equity.
          (b) No Conflicts. Except for filings under the HSR Act or any other Antitrust Laws, if applicable, (i) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by Parent and Merger Sub and the consummation by Parent or Merger Sub of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the transactions contemplated hereby or compliance by Parent and Merger Sub with any of the provisions hereof shall (A) conflict with or result in a breach of any applicable organizational documents of Parent or Merger Sub, if any, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any Contract or other instrument or obligation of any kind to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective material properties or assets may be bound, or (C) violate any Law or Order applicable to Parent or Merger Sub or any of Parent’s or Merger Sub’s respective material properties or assets.
     6. No Transfer Requests. Stockholder covenants and agrees that Stockholder shall not request that the Company, and Company shall not, register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of Stockholder’s Shares, unless such transfer is made in compliance with this Agreement (including the provisions of Sections 2 and 4(g)). In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged. While this Agreement is in effect, Stockholder will notify Parent promptly (and in any event within two Business Days after the acquisition thereof) if Stockholder acquires legal or Beneficial Ownership of any Shares after the date of this Agreement.

     7. Termination. The covenants and agreements contained herein shall terminate upon the earlier of the Effective Time (except for Section 4(h), which shall continue in effect after the Effective Time) or the termination of the Merger Agreement in accordance with its terms; provided, however, that (i) nothing herein shall relieve any party from liability for any breach of this Agreement, and (ii) this Section 6 and Section 10 shall survive any termination of this Agreement.
     8. Stockholder Capacity. No Person executing this Agreement who is or becomes during the term hereof a director of the Company makes any agreement or understanding herein in his or her capacity as such director. Stockholder is signing this Agreement solely in his or her capacity as the record and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, Shares.
     9. Confidentiality. Stockholder recognizes that successful consummation of the transactions contemplated by this Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, Stockholder hereby agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than Stockholder’s counsel and advisors, if any) without the prior written consent of Parent, except for disclosures permitted by the Merger Agreement, filings required pursuant to the Exchange Act and the rules and regulations thereunder or disclosures Stockholder’s counsel advises are necessary in order to fulfill Stockholder’s obligations imposed by law, in which event Stockholder shall give notice of such disclosure to Parent as promptly as practicable so as to enable Parent to seek a protective order from a court of competent jurisdiction with respect thereto.
     10. Miscellaneous.
          (a) Entire Agreement. This Agreement, together with the Merger Agreement and the other documents referred to herein, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.
          (b) Certain Events. Stockholder agrees that this Agreement and the obligations hereunder shall attach to Stockholder’s Shares and shall be binding upon any Person to which legal or Beneficial Ownership of such Shares shall pass, whether by operation of law or otherwise, including Stockholder’s heirs, guardians, administrators or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations of the transferor under this Agreement.
          (c) Assignment. This Agreement shall not be assigned by any of the parties, by operation of law or otherwise, without the prior written consent of all of the other parties to this Agreement; provided, that Parent may assign, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

          (d) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Parent, Merger Sub, Stockholder and, if creating or changing obligations of the Company, the Company.
          (e) Further Assurances. From time to time, at any party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.
          (f) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be delivered personally, facsimile with confirmation of receipt, or by next day courier service, providing proof of delivery. Any such notice shall be effective upon receipt, if delivered personally or by facsimile, or one day after delivery to a courier service for next-day delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

If to Stockholder:

Attention:
Facsimile:

copy to:	Haynes and Boone, LLP
2323 Victory Avenue
Suite 700
Dallas, Texas 75219-7673 Attention: Michael M. Boone and Tom D. Harris
Facsimile: (214) 200-0464

If to Parent:	Dell Inc.
One Dell Way, RR1-33
Round Rock, Texas 78682-8033
Attention: Janet B. Wright
Facsimile: (512) 283-0544

copy to:	Vinson & Elkins L.L.P.
Trammell Crow Center
2001 Ross Avenue, Suite 3700
Dallas, Texas 75201
Attention: Robert L. Kimball
Facsimile: (214) 999-7860

If to Company:	Perot Systems Corporation
2300 West Plano Parkway
Plano, Texas 75075
Attention: Thomas D. Williams
Facsimile: (972) 577-6085

copy to:	Baker Botts LLP
2001 Ross Avenue
Dallas, Texas 75201-2980
Attention: Soren Lindstrom
Facsimile: (214) 661-4506
or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
          (g) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
          (h) Specific Performance. Stockholder agrees that irreparable damage would occur and that Parent and Merger Sub would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof or were otherwise breached. It is accordingly agreed that Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches by Stockholder of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy at law or equity.
          (i) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.
          (j) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.
          (k) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any Person who or which is not a party hereto.

          (l) Governing Law; Jurisdiction.
          (i) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
          (ii) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 10(l), (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
          (m) Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          (n) Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
          (o) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.
[Signature pages follow.]

      IN WITNESS WHEREOF, Parent, Merger Sub, Stockholder and the Company have caused this Agreement to be duly executed as of the day and year first above written.

DELL INC.
By:
Name:
Title:

DII – HOLDINGS INC.
By:
Name:
Title:

Signature Page to
Tender and Voting Agreement

     IN WITNESS WHEREOF, Parent, Merger Sub, Stockholder and the Company have caused this Agreement to be duly executed as of the day and year first above written.

[STOCKHOLDER]
By:
Name:
Title:

Signature Page to
Tender and Voting Agreement

     IN WITNESS WHEREOF, Parent, Merger Sub, Stockholder and the Company have caused this Agreement to be duly executed as of the day and year first above written.

PEROT SYSTEMS CORPORATION
By:
Name:
Title:

Signature Page to
Tender and Voting Agreement

SCHEDULE I
Shares of Common Stock